Exhibit 4.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WATSON WYATT WORLDWIDE, INC.

A.           The name of the Corporation is Watson Wyatt Worldwide, Inc. The Corporation was originally incorporated under the name of Watson Wyatt & Company Holdings by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on January 7, 2000.

B.             This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C.             The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

1.     Name.   The name of the corporation is Watson Wyatt Worldwide, Inc.

2.     Registered Office; Registered Agent.     The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, in the County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

3.     Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4.     Capital Stock.

4.1  The Corporation has the authority to issue an aggregate of 100,000,000 shares, of which: (i) 99,000,000 are shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”), and (ii) 1,000,000 are shares of Preferred Stock, no par value per share (the “Preferred Stock”). The Class A Common Stock is referred to as the “Common Stock”.

4.2  The following is a description of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock.

(a) Voting.   At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Corporation. Except as otherwise required by law, the holders of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of stockholders of the Corporation.

(b) Reclassifications, Subdivisions and Combinations.   No Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for all Common Stock.

(c) Dividends and Other Distributions.   Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock only shares of Class A Common Stock are paid or distributed with respect to Class A Common Stock.

(d) Liquidation, Dissolution and Winding Up.   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the

Corporation are distributed pro rata to the holders of shares of Common Stock. For purposes of this subsection (d), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

4.3  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision hereinafter enacted.

4.4  To the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the Board of Directors is authorized by resolution to divide and issue the shares of Preferred Stock in classes or series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock and any qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

4.5  No holder of stock of any class of the Corporation has any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation, or any right of subscription therefor, other than such rights, if any, as the Board of Directors in its discretion from time to time determines.

5.     Board of Directors.

5.1  The business and affairs of the Corporation are managed by or under the direction of a Board of Directors. The number of directors of the Corporation constituting the whole Board is fixed in the manner provided in the by-laws. The election of directors need not be by ballot.

5.2  At each annual meeting of the stockholders of the Corporation from and after the annual meeting of the stockholders to be held in 2006, each director standing for election shall be elected to hold office for a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified.  Notwithstanding the foregoing, for any director who is an employee of the Corporation or any of its affiliates at the time of election to the Board it is a qualification for service as a director that such director remain so employed, so that the term of any such director automatically will terminate upon termination of such director’s employment with the Corporation or such affiliate for any reason, unless the Board, by majority of the members of the Board of Directors, otherwise determines.

5.3  Any director may be removed, with or without cause but only with the affirmative vote of the holders of not less than 67% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

5.4  Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Restated Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the members of the Board of Directors, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the directors and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

5.5  Notwithstanding the foregoing, in the event that the holders of any series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of a majority of the members of the Board of Directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

5.6  Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 67% of the voting power of the shares entitled to vote generally in the election of directors are required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article 5.

6. Amendment of By-Laws.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of at least 67% of the voting power of the shares entitled to vote generally in the election of directors.

7.  Stockholder Meetings.   No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied. Notwithstanding this Article 7, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series. Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the President or by the Board of Directors pursuant to resolution adopted by a majority of the members of the Board of Directors. Business transacted at any special meeting of stockholders is confined to the purpose or purposes of the meeting as stated in the notice of the meeting. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, any amendment to or deletion of this Article 7 shall require the affirmative vote of the holders of at least 67% of the voting power of all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

8. Limitation of Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors are eliminated or limited to the full extent authorized.

9. Amendments.   Subject to the provisions of this Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in this Restated Certificate of Incorporation are granted subject to this reservation.

IN WITNESS WHEREOF, Watson Wyatt Worldwide, Inc. has caused this certificate to be signed by its President and Secretary, on November 17, 2006.

By:
/s/ JOHN J. HALEY
John J. Haley, President

By:
/s/ WALTER W. BARDENWERPER
Walter W. Bardenwerper, Secretary